Exhibit 99.1

EXCLUSIVITY AGREEMENT

This EXCLUSIVITY AGREEMENT (this “Agreement”), dated as of June 15, 2006, is entered into by and among International Game Technology, a Nevada corporation (“IGT”), and Venture Catalyst Incorporated, a Utah corporation (the “Company”).

BACKGROUND

A. IGT and the Company have entered into negotiations with respect to a proposed acquisition of the Company by IGT (the “Proposed Transaction”).

B. The Company desires to announce publicly that it is in discussions with IGT with respect to the Proposed Transaction.

C. As an inducement to IGT to continue its negotiations with Company regarding the Proposed Transaction (and in recognition of the additional time and effort that IGT may expend and the additional expenses that IGT may incur in pursuing these negotiations and in investigating Company’s business), the Company desires to make certain covenants and agreements as set forth herein.

AGREEMENT

In consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

1. No Inconsistent Activities.

(a) The Company hereby agrees that, for a period of forty five (45) days from the date hereof (the “Applicable Period”), it shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below), or (ii) participate in any negotiations or discussions regarding any Takeover Proposal or furnish to any person any nonpublic information with respect to a Takeover Proposal, or (iii) approve or endorse or recommend any Takeover Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting any Takeover Proposal or relating to any Takeover Proposal (other than a confidentiality agreement entered into with a party making a Takeover Proposal contemplated by clause (x) of this Section 1(a)); provided, however, that if, at any time during the term of this Agreement, the Company receives a bona fide Takeover Proposal that did not result from a breach of this Section 1, and the Board of Directors of the Company (the “Board”) determines in good faith, (A) after consultation with its outside legal and financial advisors, that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined in Section 1(c)), and (B) after consultation with its outside legal advisor, that failure to do so is reasonably likely to result in a breach of the Board’s fiduciary obligations under applicable law, the Company may (x) furnish information with respect to the Company to the person making such proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable in the aggregate to the Company than those set forth in that certain Confidentiality Agreement (the “Confidentiality Agreement”), dated as of September 8, 2005, between IGT and the Company (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal) and (y) participate in discussions or negotiations regarding such proposal. The Company shall, and shall cause officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives retained by it to, immediately cease and cause to be terminated any discussions or negotiations with any third party (other than IGT) conducted heretofore with respect to any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any bona fide inquiry, proposal, request or offer from any person (other than IGT or its affiliates) relating to (i) any direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of the Company, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of voting securities of the Company, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of voting securities of the Company, (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the Proposed Transaction, or (v) any sale, lease, exchange, transfer, license (other than a license of its software and related intellectual property in the ordinary course of its business and consistent with its past practices), acquisition, or disposition of more than 10% of the assets of the Company.

(b) Except as expressly permitted by this Section 1, neither the Board nor any committee thereof shall (i) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal.

(c) Notwithstanding the foregoing, in response to a Takeover Proposal that did not otherwise result from a breach of Section 1(a) of this Agreement, during the Applicable Period, the Board may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action is reasonably likely to result in a breach of the Board’s fiduciary obligations under applicable law, (A) approve or recommend, or propose to approve or recommend, such Superior Proposal (such action, a “Superior Proposal Recommendation”) or (B) terminate this Agreement pursuant to Section 2(d), but only after:

(i) the Board has determined in good faith that such Takeover Proposal constitutes a Superior Proposal;

(ii) the Company shall have delivered to IGT written notice at least five business days prior to publicly effecting such Superior Proposal Recommendation or terminating this Agreement which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (3) that the Company intends to effect a Superior Proposal Recommendation or terminate this Agreement;

(iii) during the five business day period referenced in clause (ii) above, the Company negotiates with IGT in good faith with respect to adjustments to the terms and conditions of the Proposed Transaction that IGT may suggest during such period; and

(iv) during the five business day period referenced in clause (ii) above, the Board does not conclude in good faith that such Takeover Proposal (including any adjustments thereto during such five business day period) no longer constitutes a Superior Proposal.

For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party other than IGT to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company, on terms that the Board determines in good faith (after consultation with its financial advisor) to be more favorable (taking into account (i) all financial considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by the Merger Agreement deemed relevant by the Board, (ii) the identity of the third party making such Takeover Proposal and (iii) the conditions and prospects for completion of such Takeover Proposal) to the Company’s shareholders than the Merger and the other transactions contemplated by the Merger Agreement (taking into account all of the terms of any proposal by IGT to amend or modify the terms of the Merger and the other transactions contemplated by the Merger Agreement).

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 1, the Company shall (i) as promptly as practicable advise IGT of any Takeover Proposal, the principal terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal, (ii) provide IGT with (A) a copy of all written materials provided by or on behalf of such person in connection with the Takeover Proposal that describe or relate to the terms and conditions of such Takeover Proposal and (B) notice of the Company’s intention to enter into negotiations with any third party with respect to a Takeover Proposal, and (iii) contemporaneously with furnishing any nonpublic information with regard to the Company to such third party, furnish such nonpublic information to IGT (to the extent such nonpublic information has not been previously so furnished). The Company shall keep IGT informed of the status and details (including providing notice to IGT promptly, and in any event within 24 hours, of any changes to any material term thereof) of any such Takeover Proposal. Contemporaneously with any termination by the Company of this Agreement pursuant to Section 2(d) hereof, the Company shall provide IGT with a written verification that it has complied with its obligations pursuant to this Section 1.

(e) Nothing contained in this Section 1 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

2. Termination. This Agreement shall terminate automatically upon the earlier of (i) the execution and delivery by the parties of a definitive agreement with respect to the Proposed Transaction (not including this Agreement) and (ii) the end of the Applicable Period. In addition, this Agreement may be terminated at any time during the Applicable Period:

(a) by mutual written consent of IGT and the Company;

(b) by the Company if IGT advises the Company that in connection with the Proposed Transaction, the per share price that would be paid by IGT for the common stock of the Company would be less than $2.58;

(c) by IGT, if (A) the Board (or any committee thereof) (i) shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal, (ii) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Takeover Proposal, or (iii) a tender or exchange offer relating to the Company’s securities shall have been commenced by a person, entity or group unaffiliated with IGT and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within the earlier to occur of (1) one day prior to the expiration of the Applicable Period, and (2) 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, or (B) there has been a material and willful breach of Section 1; or

(d) by the Company in accordance with Section 1 hereof, provided, that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, the Company shall have complied with Section 1 hereof and with the payment of the Termination Fee in Section 3 hereof.

3. Termination Fee.

(a) In the event (i) Company terminates this Agreement pursuant to Section 2(d) or (ii) IGT terminates this Agreement pursuant to Section 2(c), then the Company shall pay IGT an amount equal to $750,000 (the “Termination Fee”) by wire transfer of immediately available funds upon the occurrence of such event in the case of termination pursuant to Section 2(d), and within 2 business days in the case of termination pursuant to Section 2(c).

(b) The Company shall, subject to the proviso in the last sentence of this Section 3(b), also pay IGT the Termination Fee by wire transfer of immediately available funds in the event the Agreement expires automatically at the end of the Applicable Period pursuant to Section 2 and prior to such expiration a Takeover Proposal shall have been received by the Company and, except with respect to a Takeover Proposal that is consummated or with respect to which an Acquisition Agreement is entered into by the Company during the six-month period following such termination (a “Subsequent Takeover Proposal”), not withdrawn or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and, except with respect to a Subsequent Takeover Proposal, not withdrawn such intention, and within six months of such termination the Company enters into any Acquisition Agreement related to any Takeover Proposal (and the Takeover Proposal set forth in such

Acquisition Agreement is subsequently consummated, whether during or after such six-month period; it being expressly understood that if the Takeover Proposal set forth in such Acquisition Agreement is not consummated the Termination Fee will be refunded by IGT to the Company) or consummates a Takeover Proposal (for the purposes of the foregoing, the terms “Acquisition Agreement” and “Takeover Proposal” shall have the meanings assigned to such terms in Section 1 hereof except that the references to “10%” in the definition of “Takeover Proposal” in Section 1(a) hereof shall be deemed to be references to “50%”). The Termination Fee shall be due and payable upon the entry into an Acquisition Agreement or consummation of a Takeover Proposal as provided in this Section 3(b); provided, however that in the event that (i) the Company offered in writing to IGT, at least three business days prior to the expiration of the Applicable Period, to extend the Applicable Period by an additional thirty (30) days, without condition, (ii) the Takeover Proposal set forth in the Acquisition Agreement or consummated during the six month period referred to in this Section 3(b) is inferior, from a financial point of view, to the shareholders of the Company in comparison to the terms contemplated by the Proposed Transaction (including a determination that the consideration to be paid to holders of common stock of the Company is less than $2.58 per share), and (iii) the board of directors of the Company concludes in good faith that IGT is primarily and willfully responsible for the failure of a definitive agreement with respect to the Proposed Transaction having been signed by IGT and the Company prior to the expiration of the Applicable Period (including any extensions thereof), then the Company shall deposit the Termination Fee (at the same time that it would have otherwise been required to deliver the Termination Fee to IGT) with a third party commercial financial institution reasonably acceptable to IGT under the terms of an escrow agreement reasonably satisfactory to IGT. The escrow agreement will provide that the Termination Fee will be released to IGT or the Company as follows:

(i) The parties shall attempt in good faith to select from the AAA panel one (1) arbitrator mutually acceptable to both parties sitting in the State of Nevada. If the parties fail to agree upon an arbitrator within fifteen (15) calendar days, an arbitrator shall be selected by AAA pursuant to the procedures set forth in the rules for arbitration established by the AAA (the arbitrator selected pursuant to this clause (i) is referred to herein as the “Arbitrator”).

(ii) The sole question before the Arbitrator will be to determine whether all of the following conditions to release of the Termination Fee to the Company (the “Release Conditions”) have occurred: (1) the Company offered in writing to IGT, at least three business days prior to the expiration of the Applicable Period, to extend the Applicable Period by an additional thirty (30) days, without condition, (2) the Takeover Proposal set forth in the Acquisition Agreement or consummated during the six month period described above is inferior, from a financial point of view, to the shareholders of the Company in comparison to the terms contemplated by the Proposed Transaction (including a determination that the consideration to be paid to holders of common stock of the Company is less than $2.58 per share), and (3) IGT is primarily and willfully responsible for the failure of a definitive agreement with respect to the Proposed Transaction having been signed prior to the expiration of the Applicable Period (including any extensions thereof).

(iii) If the Arbitrator determines, in a final written determination, that all of the Release Conditions have occurred, then the Termination Fee shall be automatically released to the Company.

(iv) If the Arbitrator determines, in a final written determination, that any of the Release Conditions have not occurred, then the Termination Fee shall be automatically released to IGT.

(v) The fees and expenses of the Arbitrator shall be borne equally by IGT and the Company.

4. Effect of Termination. The obligations of the parties under Sections 3, 4 and 5 shall survive the termination of this Agreement and termination shall not relieve a party from liability as a result of the willful breach by such party of any of its obligations hereunder.

5. Miscellaneous.

(a) This Agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to IGT, to

International Game Technology
9295 Prototype Drive
Reno, Nevada 89521
Facsimile:	(775) 448-1488
Attention:	Richard Pennington, Executive Vice President

Facsimile:	(775) 448-0120
Attention:	J. Kenneth Creighton, Vice President

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Facsimile:	(949) 823-6994
Attention:	J. Jay Herron & Andor D. Terner

if to the Company, to:

Venture Catalyst Incorporated
591 Camino de la Reina, Suite 418
San Diego, CA 92108
Attention:	John Farrington

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
3579 Valley Centre Drive
San Diego, CA 92130
Facsimile:	(858) 720-2555
Attention:	Deyan Spiridonov

(c) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(d) Company acknowledges and agrees that neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of IGT (a) to continue any discussions or negotiations with Company or (b) to pursue or enter into any transaction or relationship of any nature with Company.

(e) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that IGT shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which IGT may be entitled at law or in equity. Company further acknowledges and agrees that IGT shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5(e), and Company waives any right it may have to require that IGT obtain, furnish or post any such bond or similar instrument.

(f) Company represents and warrants that the execution and delivery of this letter agreement and the performance by Company of its obligations contemplated hereunder will not conflict with, or result in any violation of, any agreement, contract, obligation, promise, commitment, undertaking or understanding (whether oral, written, express or implied) to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

(g) This letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to principles of conflicts of laws).

Company: (i) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Nevada for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to Company at the address set forth at the beginning of this letter agreement shall be deemed to constitute effective service thereof for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (iii) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Nevada; and (iv) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of Nevada has been brought in an inconvenient forum.

(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) At any time prior to the end of the Applicable Period, IGT may waive compliance with any of the agreements or covenants of the Company contained in this Agreement. Any agreement on the part of IGT to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of IGT. The failure of IGT to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

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IN WITNESS WHEREOF, IGT and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

IGT: INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation

By:	/s/ Robert A. Bittman
Name:	Robert A. Bittman
Its:	Executive Vice President

COMPANY: VENTURE CATALYST INCORPORATED, a Utah corporation

By:	/s/ John Farrington
Name:	John Farrington
Its:	Director - Special Committee

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